Income Portfolio
10f-3 Report
For the Quarter Ended March 31, 2004



Issuer              Trade Date                Selling Broker
Istar            January 15, 2004              Deutsche Bank
Financial Inc.

Amount Purchased    Purchase Price U.S.$      % of Fund Assets
300,000	      		99.8920                   0.46


% of Issue
0.09